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                                                                    EXHIBIT 4.18

                           BUSINESS ALLIANCE AGREEMENT

BUSINESS ALLIANCE AGREEMENT (this "AGREEMENT") dated as of April 5, 2006 (the "EFFECTIVE DATE"), between RECRUIT CO., LTD., a Japanese corporation ("RECRUIT") and 51job, Inc., a Cayman Islands company ("51JOB"). Recruit and 51job are referred herein individually as a "PARTY" and collectively as the "PARTIES."

      WHEREAS, Recruit has substantial know-how and experience in the human resources and other businesses as Japan's leading HR company;

      WHEREAS, 51job has significant and substantial know-how and experience in offering HR-related services in China, including without limitation the Hong Kong Special Administrative Region, (the "TERRITORY") as the Territory's leading online and offline human resources company;

      WHEREAS, the Parties wish to establish a business alliance (the "ALLIANCE") to serve as a framework for cooperation between Recruit and 51job and to leverage each Party's respective know-how and experience for the Parties' mutual benefit;

      WHEREAS, the Parties intend that the Alliance will (i) promote the further development of the HR business of 51job (the "HR BUSINESS") and (ii) facilitate the development and conduct of other businesses through joint ventures or other forms of cooperation; and

      WHEREAS, the Parties intend that the Alliance will include Recruit's participation in 51job's management, and cooperation between Recruit and 51job in certain business areas.

      NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, the Parties hereto hereby agree as follows:

1.    DEFINITIONS

      Capitalized terms used in this Agreement are defined in Schedule 1.

2.    KNOWLEDGE SHARING THROUGH EXCHANGE OF PERSONNEL

      2.1 Corporate Planning Group. As soon as practicable after the signing of this Agreement, the Parties shall create a corporate planning group within 51job for the Alliance to effect the matters described herein (the "CORPORATE PLANNING Group"). A person seconded by Recruit (the "RECRUIT SECONDEE") shall head the Corporate Planning Group.

      2.2 Steering Committee. The Corporate Planning Group shall establish a steering committee (the "STEERING COMMITTEE"). The Parties agree that Recruit shall

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designate and appoint one representative to the Steering Committee and the Chief
Executive Officer of 51job (the "51JOB CEO") shall be the second member of the Steering Committee. The Steering Committee shall meet once per fiscal quarter, and on an ad hoc basis as necessary, to discuss the status of the Alliance and new business opportunities identified by the Corporate Planning Group.

      2.3 Objectives. The Corporate Planning Group shall assess and analyze the HR Business, and provide recommendations on opportunities to improve the performance of and to expand the scope and activities of the Alliance to include New Businesses (as defined herein). The Corporate Planning Group shall be the core vehicle through which Recruit will transfer its knowledge and experience in the HR business to 51job. The Corporate Planning Group shall share its findings with both Recruit and 51job.

      2.4 Secondment of Staff. The Corporate Planning Group shall be comprised of Recruit Secondees and staff contributed by 51job, either on a full-time or on a project basis. Each Party agrees to second or contribute, as the case may be, an appropriate number and quality of staff to effect the terms of this Agreement. Both Parties shall have the right to appoint staff to the Corporate Planning Group. 51job shall be responsible for the salary and bonuses for each Recruit Secondee up to an amount equivalent to the costs of a person hired in the Territory of commensurate position and experience, and Recruit shall be responsible for any additional salary, bonuses or other compensation, and traveling and accommodation expenses provided to such Recruit Secondee. The objectives, work plans, resources and budget of the Corporate Planning Group shall be reviewed quarterly by the Steering Committee, and based on such objectives and work plans, the Steering Committee shall determine the resources to be allocated and the budget for the immediately following fiscal quarter. 51job shall provide reasonable facilities, such as office space, computers, telecommunication services and equipment, and Internet access to the Corporate Planning Group. The Parties shall agree on a case-by-case basis the allocation of expenses and costs with respect to third-party market research and other outsourced services.

      2.5 Implementation. If the Corporate Planning Group identifies a New Business that the Alliance should pursue, the Parties acknowledge that further discussion and agreement between them will be necessary to determine the appropriate corporate structure to engage in and conduct such New Business.

3.    OPPORTUNITIES IN THE HR BUSINESS

      3.1 Purpose of the Alliance in Relation to the HR Business. A primary purpose of the Alliance with respect to the HR Business is to share management knowledge and tools developed by Recruit, such as client management databases and mapping. 51job will review the best practices offered by Recruit and may adopt such practices that demonstrate sufficient compatibility with 51job's practices as appropriate. Based on the Parties' initial discussions, the two specific areas of opportunity for the HR Business set forth below have been identified and shall be the initial focus of the Corporate Planning Group, which is expected to complete its market assessment, develop

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a viable business plan and present its recommendation to the Parties by the end of June 2006.

            (a) Capturing Japanese Clients Active In or Entering the Territory. Recruit has extensive client relationships with corporations in Japan and has developed many products and services tailored to these corporations. 51job will identify its current and prospective Japanese clients and will work with Recruit and the Corporate Planning Group to strengthen and deepen relationships with these Japanese clients in the Territory with respect to the HR Business.

            (b) Campus Recruitment. Recruit has extensive experience in conducting campus recruitment projects in Japan. 51job intends to increase its presence and market share in the campus recruitment market. The Parties will work together to leverage Recruit's expertise to support 51job's expansion into the campus recruitment market.

      3.2 Other Opportunities. The Corporate Planning Group will continue to explore other opportunities, such as training, assessment and other opportunities that are identified from time to time.

4.    OPPORTUNITIES IN THE NON-HR AREAS; NEW BUSINESSES

      4.1 New Businesses. The Corporate Planning Group will assess the feasibility of business opportunities in the non-HR areas in which Recruit currently conducts businesses only in Japan (each such business, a "NEW BUSINESS" and collectively, the "NEW BUSINESSES") in the Territory, develop appropriate business plans and recommend the appropriate courses of action to both Recruit and 51job. The Parties acknowledge that the coupon business is a New Business that should be explored immediately and will instruct the Corporate Planning Group to review the coupon business as a priority. The Corporate Planning Group is expected to complete its market assessment, develop a viable business plan and present its recommendation to the Parties by the end of June 2006.

      4.2 Participation in the Non-HR Businesses. Based on the information and recommendations presented by the Corporate Planning Group with respect to each New Business, each Party will make its own decision as to whether and how to participate in such New Business. If both Parties decide to jointly pursue any such New Business, a joint venture ("JV") shall be formed. If one Party decides to pursue any such New Business, and the other Party decides not to pursue such New Business, then the former Party may engage in and conduct such New Business in its sole discretion on an exclusive basis. If both Parties decide not to pursue the New Business, such New Business will be deemed abandoned unless reconsidered by the Corporate Planning Group in the future.

      4.3 Structure of JVs. For each New Business that both Parties decide to pursue, the Parties agree to negotiate in good faith the corporate structure and terms of the JV through which such New Business will be conducted. The Parties further agree to

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form a JV in which Recruit and 51job each owns 50% of the equity or economic benefit of the JV, unless otherwise mutually agreed by the Parties, subject to applicable legal requirements. The Parties may discuss and agree on alternative arrangements, taking into consideration the respective contributions of each Party.

5.    WARRANTIES OF THE PARTIES

      Each Party hereby represents and warrants that, as of the Effective Date, the following statements are and shall be true and correct:

      5.1 Organization. It is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to enter into and perform this Agreement.

      5.2 Authorization. It has taken all corporate action necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder, and this Agreement when fully executed and delivered shall constitute a valid, legally binding and enforceable obligation enforceable against it in accordance with its terms.

      5.3 Government and Other Consents. Other than any licenses, permits, certifications or authorizations which may be required in connection with the Alliance, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with its execution, delivery and performance of this Agreement or if any such consent is required, it has satisfied the applicable requirements.

      5.4 Effect of Agreement. The execution, delivery and performance of this Agreement will not (i) violate its Articles of Incorporation or any provision of Applicable Law, (ii) violate any applicable judgment, order, writ, injunction or decree of any court, or (iii) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any of its assets.

      5.5 Litigation. There are no actions, suits or proceedings pending or, to its knowledge, threatened, against it before any Governmental Authority which questions its right to enter into or perform this Agreement or which question the validity of this Agreement.

6.    NON-COMPETE; EXCLUSIVITY

      6.1 51job Competitive Activities. 51job agrees during the Initial Exclusivity Period, except as agreed in writing by Recruit, neither 51job nor any 51job Related Party shall pursue any New Business, other than through a JV or through another entity, reasonably acceptable to each Party, in which each Party holds a 50% interest, unless otherwise agreed (a "51JOB/RECRUIT VENTURE").

      6.2 Recruit Competitive Activities. Recruit agrees during the Initial Exclusivity Period, except as agreed in writing by 51job or as provided herein, Recruit

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shall not engage in the China HR Business (other than through 51job or a
51job/Recruit Venture). Recruit and 51job agree to discuss the definition of China HR Business further, in good faith, upon the formation of each JV contemplated herein, and in any event at least once each twelve (12) months during the Initial Exclusivity Period, in light of the development of the Parties' businesses and cooperation hereunder.

      6.3 Investments. Each Party agrees that, notwithstanding the terms of this
Section 6, nothing in this Agreement or otherwise shall limit the other Party's right to invest, directly or indirectly, in third parties, regardless of whether such third parties are engaged in the China HR Business, and that neither Party shall be deemed to be engaged in the business of any investee company for any purpose hereunder; provided, that no investment shall be made by an investing Party after the date of this Agreement in a third party principally engaged in the China HR Business without the written consent of the other Party.

      6.4 Offer Rights. Each Party agrees that prior to engaging in any business not contemplated herein or otherwise conducted by a Party as of the Effective Date (each, an "EXPANSION BUSINESS"), it shall offer to the other Party the opportunity to participate as an equal partner in such Expansion Business and, for a period of three (3) months, the Parties shall negotiate in good faith with respect to a collaboration for such Expansion Business (the "RIGHT OF FIRST OFFER"). If a Party declines the Right of First Offer, the Party providing the Right of First Offer shall have the right to pursue such business in the Territory exclusively.

7.    STANDSTILL

Except as contemplated by the Stock Purchase Agreement, from the date hereof through the expiration of the initial three (3) year period contemplated hereunder, Recruit hereby agrees that neither Recruit nor any of its affiliates, nor any of their respective directors or senior executive officers or, if at the direction, or for the benefit, of Recruit, any of their respective officers, employees, agents or advisors (including, without limitation, financial advisors, counsel and accountants), will, without the prior written consent of 51job, directly or indirectly, singly or as part of a group formed for such purpose, (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities of 51job or of any successor to or person in control of 51job; (b) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any merger, recapitalization, reorganization, business combination or other extraordinary transaction involving 51job or any subsidiary thereof or any of their securities or assets; or (c) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing. The term "person" as used in this Section 7 shall be broadly interpreted to include, without limitation, the media and any corporation, company, group, partnership or individual. The term "affiliate" as used in this Section 7 shall mean, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person. The term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the

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ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, if 51job issues new securities (other than to Recruit), Recruit may purchase up to a number of such securities equal to 40% of the securities so newly issued by 51job.

8.    MISCELLANEOUS

      8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York, without regard to the conflicts of law principles thereof.

      8.2 Successors and Assigns. Neither Party shall have the right to assign its rights or obligations under this Agreement. Notwithstanding the foregoing, Recruit may assign its rights or obligations under this Agreement to a Controlled Affiliate, provided that such Controlled Affiliate agrees to become a party to this Agreement and to abide by its terms and that Recruit acknowledges in writing that it shall remain subject to its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, such permitted assigns.

      8.3 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes any other prior or contemporaneous oral or written understandings or agreements among the Parties hereto. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties expressly referring to this agreement and the terms to be waived.

      8.4 Dispute Resolution. All disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by arbitration in California, using the English language, and in accordance with the rules then in effect of the American Arbitration Association. The arbitrator(s) shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

      8.5 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given
(a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such

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earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

      If to Recruit:

            RECRUIT CO., LTD.
            Recruit GINZA8 Bldg.
            8-4-17 Ginza, Chuo-ku
            Tokyo 104-8001, Japan
            Telephone:   81-3-3575-5283
            Facsimile:   81-3-3575-5886
            Attention:   Hiroshi Nishino

      With a copy to:

            Morrison & Foerster LLP
            1-3-1 Marunouchi, Chiyoda-ku
            Tokyo 100-0005, Japan
            Telephone:    81-3-3214-6522
            Facsimile:    81-3-3214-6512
            Attention:    Ken Siegel, Esq.

      If to 51job:

            51job, Inc.
            21/F Wen Xin Plaza
            755 Wei Hai Road
            Shanghai 200041
            P.R. China
            Telephone:    86-21-3201-4888
            Facsimile:    86-21-3219-3810
            Attention:    Rick Yan

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 8.5.

      8.6 No Waiver. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

      8.7 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible

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interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties' intent in entering into this Agreement.

      8.8 Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

      8.9 Independent Contractors. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party the agent of any other Party for purposes of entering into legal contracts or otherwise exercising legal rights on behalf of any other Party.

      8.10 No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

      8.11 Counterparts. This Agreement may be executed in any number of counterparts and such counterparts may be exchanged by the Parties by facsimile or other electronic means. Each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

                  (Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as the date hereof.

                                      RECRUIT CO., LTD.

                                      By: /s/ Hiroyuki Honda
                                          -------------------------------------
                                          Hiroyuki Honda
                                          Director and Senior Vice President

                                      51JOB, INC.

                                      By: /s/ Rick Yan
                                          -------------------------------------
                                          Rick Yan
                                          Chief Executive Officer and President

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                                   SCHEDULE 1

                                  DEFINITIONS

      "51JOB" shall have the meaning specified in the Introduction.

      "51JOB CEO" shall have the meaning specified in Section 2.2.

      "51JOB RELATED PARTY" shall mean: Beijing Run An Information Consultancy Co., Ltd., Beijing Qian Cheng Si Jin Advertising Co., Ltd. and Shanghai Run An Lian Information Consultancy Co., Ltd. or any Controlled Affiliates of 51job or any other 51job Related Party.

      "51JOB/RECRUIT VENTURE" shall have the meaning specified in Section 6.1.

      "AGREEMENT" shall have the meaning specified in the Introduction.

      "ALLIANCE" shall have the meaning specified in the Recitals.

      "APPLICABLE LAW" means, as to any Person, any statute, law rule, regulation, directive, treaty, judgment, order decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

      "ARTICLES OF INCORPORATION" means the articles of incorporation, memorandum of incorporation or other constituent documents, including bylaws or other corporate regulations, of a corporate or other legal entity.

      "BUSINESS DAY" means a day on which commercial banks in Tokyo and the PRC are generally open to conduct their regular banking business.

      "CHINA HR BUSINESS" means HR print advertising, online recruitment services, executive search services, recruitment, new graduate recruitment, matching and referral placement, personnel training and evaluations, software applications, business process outsourcing, surveys, and secondment and temporary staffing. For the avoidance of doubt, Recruit shall not be deemed to be engaged in the China HR Business by virtue of any products or services offered outside of the Territory, including to current or potential customers traveling to the Territory or with HR needs in the Territory, or by entering into or performing contracts with Japanese companies outside of the Territory where HR services are provided in both Japan and the Territory.

      "CONTROLLED AFFILIATE" means with respect to any Affiliate, any Affiliate that is controlled by a Party. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interest, by contract or otherwise).

           "CORPORATE PLANNING GROUP" shall have the meaning specified in
Section 2.1.

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      "EXPANSION BUSINESS" shall have the meaning specified in Section 6.4.

      "GOVERNMENTAL AUTHORITY" means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

      "HR BUSINESS" shall have the meaning specified in the Recitals.

      "INITIAL EXCLUSIVITY PERIOD" shall mean the period commencing on the Effective Date and continuing until the third (3rd) anniversary thereof. Such period: (1) may be extended for additional one year periods by written agreement of the Parties at least thirty (30) days prior to the expiration of the then current exclusivity period; and (2) may be terminated by either Party upon a breach by the other Party of the terms hereof, provided that the terminating Party first provides the other Party with notice of the intent to terminate, specifying the breach in reasonable detail, and provides the other Party with thirty (30) days to cure.

      "JV" shall have the meaning specified in Section 4.2.

      "NEW BUSINESS" shall have the meaning specified in Section 4.1.

      "PARTY" and "PARTIES" shall have the meaning specified in the Introduction.

      "RECRUIT" shall have the meaning specified in the Introduction.

      "RECRUIT SECONDEE" shall have the meaning specified in Section 2.1.

      "RIGHT OF FIRST OFFER" shall have the meaning specified in Section 6.4.

      "STEERING COMMITTEE" shall have the meaning specified in Section 2.2.

      "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement, dated as of April 5, 2006, by and among the Sellers (as defined therein and listed in Schedule 1.1 thereto) and Recruit.

      "TERRITORY" shall have the meaning specified in the Recitals.

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